News Release

HOPE BANCORP REPORTS 2019 FIRST QUARTER FINANCIAL RESULTS

LOS ANGELES - April 16, 2019 - Hope Bancorp, Inc. (the “Company”) (NASDAQ: HOPE), the holding company of Bank of Hope (the “Bank”), today reported unaudited financial results for the three months ended March 31, 2019. Net income for the 2019 first quarter totaled $42.8 million, or $0.34 per diluted common share. This compares with net income for the preceding 2018 fourth quarter of $44.4 million, or $0.35 per diluted common share and $51.2 million, or $0.38 per diluted common share, for the 2018 first quarter.

“First quarter results underscore our 2019 strategic priorities focused on driving profitable growth and protecting margins,” said Kevin S. Kim, President and Chief Executive Officer. “New loan production of $442 million reflects in part our more selective stance in the types of loans and rates that we are bringing on to the balance sheet. As a result, our average rate on new loan originations increased 30 basis points over the preceding fourth quarter, up from an increase of 25 basis points in the preceding quarter, and contributed to a 10 basis point increase in our average loan yield. This helped to mitigate the impact of the highly competitive and higher rate deposit environment, and our net interest margin compression moderated to 2 basis points for the quarter. Our commitment to managing our expense structure is also evident as we were able to maintain our noninterest expense to average assets ratio in line with the fourth quarter despite the normalized bonus accrual and seasonally higher first quarter payroll tax expenses. Overall, we remain confident that our strategic initiatives will deliver greater value to our stakeholders as we progress through the year and beyond,” said Kim.

Q1 2019 Highlights

•	2019 first quarter net income totaled $42.8 million, or $0.34 per diluted common share.

•	Net interest margin stabilized, declining 2 basis points to 3.39% and reflecting an improvement from 6 basis points of compression in the preceding quarter.

•	The average rate on loans receivable increased 10 basis points, reflecting an improvement over the 5 basis point increase in the fourth quarter of 2018.

•	The increase in the cost of interest bearing deposits moderated, up 18 basis points in the first quarter, versus 21 basis points in the preceding quarter.

•
An increase in nonaccrual and criticized loans was driven by downgrades of four credit relationships. The Company expects any potential loss exposure to be relatively small, given that the loans are well collateralized with properties in prime locations, secured by strong guarantors, or have strong parent company support .

•	Credit losses remained minimal with net charge offs of $462,000, versus $872,000 in the preceding quarter.

•	Noninterest expense to average assets was well contained at 1.85%, the same as in the 2018 fourth quarter.

•	Net loan-to-deposits (including HFS loans) as of March 31, 2019 improved to 97.6% from 99.0% as of December 31, 2018.

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Financial Highlights

(dollars in thousands, except per share data) (unaudited)	At or for the Three Months Ended
	3/31/2019	12/31/2018	3/31/2018
Net income	$42,758	$44,449	$51,232
Diluted earnings per share	$0.34	$0.35	$0.38
Net interest income before provision for loan losses	$119,608	$121,893	$120,068
Net interest margin	3.39%	3.41%	3.66%
Noninterest income	$11,422	$11,614	$19,850
Noninterest expense	$70,833	$70,189	$68,453
Net loans receivable	$11,959,787	$12,005,558	$11,206,022
Deposits	$12,249,196	$12,155,656	$11,510,569
Nonaccrual loans (1) (2)	$86,637	$53,286	$68,152
ALLL to loans receivable	0.78%	0.77%	0.77%
ALLL to nonaccrual loans (1) (2)	108.75%	173.70%	126.86%
ALLL to nonperforming assets (1) (2)	68.03%	81.92%	62.70%
Provision for loan losses	$3,000	$2,800	$2,500
Net charge offs	$462	$872	$580
Return on average assets (“ROA”)	1.12%	1.17%	1.44%
Return on average equity (“ROE”)	8.91%	9.42%	10.61%
Noninterest expense / average assets	1.85%	1.85%	1.93%
Efficiency ratio	54.06%	52.57%	48.92%

(1) Excludes delinquent SBA loans that are guaranteed and currently in liquidation
(2) Excludes purchased credit-impaired loans

Operating Results for the 2019 First Quarter

Net Interest Income. Net interest income before provision for loan losses for the 2019 first quarter totaled $119.6 million, compared with $121.9 million in the 2018 fourth quarter and $120.1 million in the year-ago first quarter.

The net interest margin (net interest income divided by average interest earning assets) for the 2019 first quarter decreased 2 basis points to 3.39% from 3.41% in the preceding 2018 fourth quarter. This reflects the impact of higher deposit costs and larger balances of time deposits, partially offset by higher trending loan yields, higher accretion income and lower interest expense related to FHLB advances. Acquisition accounting adjustments, as detailed on page 3 of the financial tables, totaled $8.4 million for the 2019 first quarter and included $1.0 million of additional accretion income as a result of a payoff, compared with $6.6 million in the preceding fourth quarter.

The weighted average yield on loans for the 2019 first quarter was 5.31%, up 10 basis points from 5.21% in the preceding fourth quarter and up 27 basis points over 5.04% in the 2018 first quarter. The increases in the weighted average yield on loans largely reflects the benefits to the variable rate portion of the Company’s loan portfolio resulting from the increases in the fed funds rate in March, June, September and December 2018 of 25 basis points each.

The weighted average cost of deposits for the 2019 first quarter increased 17 basis points to 1.57% from 1.40% in the 2018 fourth quarter and was up 66 basis points from 0.91% in the year-ago first quarter. The increase in the weighted average cost of deposits reflects the highly competitive deposit market, as well as an increase in the higher-rate time deposit balances in the rising interest rate environment.

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Noninterest Income. Noninterest income for the 2019 first quarter totaled $11.4 million, compared with $11.6 million in the 2018 fourth quarter and $19.9 million in the 2018 first quarter. Noninterest income for the year-ago first quarter included $3.5 million of income recorded on certain equity investments held by the Company. The other variances in noninterest income largely reflect the net gains on sales of SBA and mortgage loans. As previously announced, the Company discontinued its practice of regularly selling SBA loans to the secondary market during the 2018 fourth quarter. Net gains on sales of SBA loans amounted to $0 for the 2019 first quarter, $447,000 for the 2018 fourth quarter, and $3.5 million for the year-ago first quarter. Net gains on sales of other loans, largely residential mortgage loans, amounted to $741,000 for the 2019 first quarter, $381,000 for the 2018 fourth quarter, and $1.2 million for the year-ago first quarter.

Noninterest Expense. Noninterest expense for the 2019 first quarter totaled $70.8 million, compared with $70.2 million in the preceding fourth quarter and $68.5 million in the 2018 first quarter. Noninterest expense as a percentage of average assets amounted to 1.85%, 1.85% and 1.93% for the 2019 first quarter, 2018 fourth quarter and 2018 first quarter, respectively.

Salaries and employee benefits expense totaled $40.4 million for the 2019 first quarter, compared with $36.6 million for the 2018 fourth quarter, reflecting normalized bonus accruals and the seasonally higher first quarter payroll tax expense. In the year-ago first quarter, salaries and employee benefits expense totaled $39.4 million.

Income Tax Provision. The effective tax rate for the 2019 first quarter was 25.2%, compared with 26.6% in the preceding 2018 fourth quarter and 25.7% in the 2018 first quarter.

Balance Sheet Summary

Loans receivable at March 31, 2019 totaled $12.05 billion, down slightly from $12.10 billion at December 31, 2018, but up 7% from $11.29 million at March 31, 2018.

New loan originations funded during the 2019 first quarter totaled $442.0 million and included SBA loan production of $48.0 million and residential mortgage loan originations of $64.3 million. This compares with 2018 fourth quarter originations of $667.3 million, including SBA loan production of $81.5 million and residential mortgage loan originations of $162.3 million. In the year-ago first quarter, new loan originations funded totaled $764.3 million, including SBA loan production of $78.2 million and residential mortgage loan originations of $179.2 million.

SBA 7(a) loan originations totaled $33.0 million for the 2019 first quarter, compared with $44.7 million for the fourth quarter of 2018 and $73.9 million for the year-ago first quarter. In accordance with the Company’s decision to retain SBA 7(a) loans in its portfolio, there were no sales to the secondary market during the 2019 first quarter, versus sales of $10.2 million during the 2018 fourth quarter and $48.6 million during the year-ago first quarter.

Sales of residential mortgage loans to the secondary market totaled $69.8 million in the 2019 first quarter and included $53.3 million of sales from the Company’s existing portfolio. This compares with sales of $11.8 million in the 2018 fourth quarter and $45.9 million in the 2018 first quarter.

Aggregate loan pay offs and pay downs in the 2019 first quarter totaled $364.0 million, compared with $431.6 million for the 2018 fourth quarter and $411.6 million in the year-ago first quarter.

Total deposits at March 31, 2019 amounted to $12.25 billion, up 1% from $12.16 billion at December 31, 2018 and up 6% from $11.51 billion at March 31, 2018.

With the adoption of the new lease accounting standard ASC 842 effective January 1, 2019, the Company now recognizes its lease liabilities and right-of-use lease assets on its balance sheet. The total balance of operating right-of-use assets included in other assets totaled $62.4 million and total operating lease liabilities included in other liabilities totaled $62.8 million at March 31, 2019. Prior to January 1, 2019, lease assets and liabilities were not recorded on the Company’s balance sheet.

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Credit Quality

The provision for loan and lease losses for the 2019 first quarter was $3.0 million, compared with $2.8 million for the immediately preceding 2018 fourth quarter and $2.5 million for the year-ago first quarter.

The Company defines nonperforming loans to include delinquent loans on nonaccrual status, delinquent loans past due 90 days or more on accrual status (excluding purchased credit-impaired loans) and accruing restructured loans. Nonaccrual loans totaled $86.6 million at March 31, 2019, compared with $53.3 million at December 31, 2018 and $68.2 million at March 31, 2018 and represented 0.72%, 0.44% and 0.60% of loans receivable, respectively. Accruing nonperforming loans totaled $387,000 at March 31, 2019, compared with $1.5 million at December 31, 2018 and $1.9 million at March 31, 2018.  Accruing restructured loans at March 31, 2019 totaled $45.2 million, compared with $50.4 million at December 31, 2018 and $59.6 million at March 31, 2018. Total nonperforming loans amounted to $132.2 million, or 1.10% of loans receivable, at March 31, 2019, compared with $105.2 million, or 0.87% of loans receivable, at December 31, 2018 and $129.6 million, or 1.15% of loans receivable, at March 31, 2018.

Other real estate owned declined to $6.3 million at March 31, 2019 from $7.8 million at December 31, 2018 and $8.3 million at March 31, 2018.

Following are the components of criticized loan balances as of March 31, 2019, December 31, 2018 and March 31, 2018:

(dollars in thousands) (unaudited)	3/31/2019	12/31/2018	3/31/2018
Special Mention (1)	$205,373	$163,089	$196,082
Classified (1)	353,202	318,327	344,648
Criticized	$558,575	$481,416	$540,730

(1)	Balances include purchased loans which were marked to fair value on the date of acquisition.

The increases in nonaccrual loans and total criticized loans in the 2019 first quarter were primarily driven by four unrelated credit relationships. The Company expects any potential loss exposure to be relatively small given that the loans are well collateralized with properties in prime locations or secured by strong guarantors.

During the 2019 first quarter, the Company recorded net charge offs of $462,000, or 0.02% of average loans receivable on an annualized basis. This compares with net charge offs of $872,000, or 0.03% of average loans receivable on an annualized basis, for the 2018 fourth quarter. In the 2018 first quarter, the Company recorded net charge offs of $580,000, or 0.02% of average loans receivable on an annualized basis.

The ALLL at March 31, 2019 was $94.2 million, or 0.78% of loans receivable (excluding loans held for sale), compared with $92.6 million, or 0.77% of loans receivable (excluding loans held for sale), at December 31, 2018 and $86.5 million, or 0.77% of loans receivable (excluding loans held for sale), at March 31, 2018. The coverage ratio of the ALLL to nonperforming loans (excluding purchased credit-impaired loans) was 71.25% at March 31, 2019, 87.96% at December 31, 2018 and 66.69% at March 31, 2018.

Impaired loans (defined as loans for which it is probable that not all principal and interest payments due will be collected in accordance with the contractual terms) totaled $132.1 million at March 31, 2019, compared with $104.0 million at December 31, 2018 and $128.1 million at March 31, 2018.

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Capital

At March 31, 2019, the Company and the Bank continued to exceed all regulatory capital requirements to be classified as a “well-capitalized” financial institution, as summarized in the following table:

(unaudited)	3/31/2019	12/31/2018	3/31/2018	Minimum Guideline for “Well-Capitalized” Bank
Common Equity Tier 1 Capital	11.60%	11.44%	12.35%	6.50%
Tier 1 Leverage Ratio	10.66%	10.55%	11.61%	5.00%
Tier 1 Risk-based Ratio	12.36%	12.21%	13.15%	8.00%
Total Risk-based Ratio	13.10%	12.94%	13.86%	10.00%

Tangible common equity per share and as a percentage of tangible assets are summarized in the following table:

(unaudited)	3/31/2019	12/31/2018	3/31/2018
Tangible common equity per share (1)	$11.59	$11.25	$10.81
Tangible common equity to tangible assets (2)	9.84%	9.61%	10.44%

(1)
Tangible common equity represents common equity less goodwill and net other intangible assets. Tangible common equity per share represents tangible common equity divided by the number of shares issued and outstanding. Both tangible common equity and tangible common equity per share are non-GAAP financial measures. A reconciliation of the Company’s total stockholders’ equity to tangible common equity is provided in the accompanying financial information on Table Page 6.

(2)
Tangible assets represent total assets less goodwill and net other intangible assets. Tangible common equity to tangible assets is the ratio of tangible common equity over tangible assets. Tangible common equity to tangible assets is a non-GAAP financial measure. A reconciliation of the Company’s total assets to tangible assets is provided in the accompanying financial information on Table Page 6.

Management reviews tangible common equity to tangible assets ratio in evaluating the Company’s and the Bank’s capital levels and has included these figures and tangible common equity per share figures in response to market participant interest in tangible common equity as a measure of capital. A reconciliation of the GAAP to non-GAAP financial measures is provided in the accompanying financial information.

Investor Conference Call

The Company previously announced that it will host an investor conference call on Wednesday, April 17, 2019 at 9:30 a.m. Pacific Time / 12:30 p.m. Eastern Time to review financial results for its first quarter ended March 31, 2019. Investors and analysts are invited to access the conference call by dialing 866-235-9917 (domestic) or 412-902-4103 (international), and asking for the “Hope Bancorp Call.” A presentation to accompany the earnings call will be available at the Investor Relations section of Hope Bancorp’s website at www.ir-hopebancorp.com. Other interested parties are invited to listen to a live webcast of the call available at the Investor Relations section of Hope Bancorp’s website. After the live webcast, a replay will remain available in the Investor Relations section of Hope Bancorp’s website for one year. A telephonic replay of the call will be available at 877-344-7529 (domestic) or 412-317-0088 (international) for one week through April 24, 2019, replay access code 10130148.

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About Hope Bancorp, Inc.

Hope Bancorp, Inc. is the holding company of Bank of Hope, the first and only super regional Korean-American bank in the United States with $15.4 billion in total assets as of March 31, 2019. Headquartered in Los Angeles and serving a multi-ethnic population of customers across the nation, Bank of Hope operates 63 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia, Georgia and Alabama. The Bank also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, Portland, Oregon, New York City, Northern California and Houston; commercial loan production offices in Northern California and Seattle; residential mortgage loan production offices in Southern California; and a representative office in Seoul, Korea. Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and commercial lending, SBA lending and international trade financing. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to bankofhope.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained or accessible therein.

Forward-Looking Statements

Some statements in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to, among other things, expectations regarding the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our business strategies, objectives and vision. Forward-looking statements include, but are not limited to, statements preceded by, followed by or that include the words “will,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. With respect to any such forward-looking statements, the Company claims the protection provided for in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties. The Company’s actual results, performance or achievements may differ significantly from the results, performance or achievements expressed or implied in any forward-looking statements. The risks and uncertainties include, but are not limited to: possible deterioration in economic conditions in our areas of operation; interest rate risk associated with volatile interest rates and related asset-liability matching risk; liquidity risks; risk of significant non-earning assets, and net credit losses that could occur, particularly in times of weak economic conditions or times of rising interest rates; and regulatory risks associated with current and future regulations. For additional information concerning these and other risk factors, see the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements except as required by law.

Contacts:

Alex Ko EVP & Chief Financial Officer 213-427-6560 alex.ko@bankofhope.com	Angie Yang SVP, Director of Investor Relations & Corporate Communications 213-251-2219 angie.yang@bankofhope.com

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Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share data)

Assets:	3/31/2019	12/31/2018	% change	3/31/2018	% change
Cash and due from banks	$612,884	$459,606	33%	$612,353	—%
Securities available for sale, at fair value	1,818,343	1,846,265	(2)%	1,699,315	7%
Federal Home Loan Bank (“FHLB”) stock and other investments	102,594	104,705	(2)%	107,906	(5)%
Loans held for sale, at the lower of cost or fair value	921	25,128	(96)%	33,689	(97)%
Loans receivable	12,054,004	12,098,115	—%	11,292,483	7%
Allowance for loan losses	(94,217)	(92,557)	(2)%	(86,461)	(9)%
Net loans receivable	11,959,787	12,005,558	—%	11,206,022	7%
Accrued interest receivable	34,831	32,225	8%	29,154	19%
Premises and equipment, net	53,218	53,794	(1)%	56,564	(6)%
Bank owned life insurance	75,586	75,219	—%	75,302	—%
Goodwill	464,450	464,450	—%	464,450	—%
Servicing assets	21,407	23,132	(7)%	24,866	(14)%
Other intangible assets, net	13,504	14,061	(4)%	15,907	(15)%
Other assets	241,144	201,809	19%	181,598	33%
Total assets	$15,398,669	$15,305,952	1%	$14,507,126	6%

Liabilities:
Deposits	$12,249,196	$12,155,656	1%	$11,510,569	6%
FHLB advances	720,000	821,280	(12)%	862,346	(17)%
Convertible notes, net	195,754	194,543	1%	—	100%
Subordinated debentures	102,201	101,929	—%	101,117	1%
Accrued interest payable	37,511	31,374	20%	19,614	91%
Other liabilities	147,796	97,959	51%	68,147	117%
Total liabilities	$13,452,458	$13,402,741	—%	$12,561,793	7%

Stockholders’ Equity:
Common stock, $0.001 par value	$136	$136	—%	$136	—%
Capital surplus	1,424,029	1,423,405	—%	1,405,806	1%
Retained earnings	687,404	662,375	4%	578,031	19%
Treasury stock, at cost	(150,000)	(150,000)	—%	—	100%
Accumulated other comprehensive loss, net	(15,358)	(32,705)	53%	(38,640)	60%
Total stockholders’ equity	1,946,211	1,903,211	2%	1,945,333	—%
Total liabilities and stockholders’ equity	$15,398,669	$15,305,952	1%	$14,507,126	6%

Common stock shares - authorized	150,000,000	150,000,000		150,000,000
Common stock shares - outstanding	126,635,584	126,639,912		135,516,119
Treasury stock shares	9,002,453	9,002,453		—

Table Page 1

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share and per share data)

	Three Months Ended
	3/31/2019	12/31/2018	% change	3/31/2018	% change
Interest income:
Interest and fees on loans	$158,136	$156,606	1%	$137,943	15%
Interest on securities	12,319	12,385	(1)%	10,101	22%
Interest on federal funds sold and other investments	2,675	3,035	(12)%	2,366	13%
Total interest income	173,130	172,026	1%	150,410	15%

Interest expense:
Interest on deposits	46,847	42,477	10%	24,849	89%
Interest on other borrowings and convertible notes	6,675	7,656	(13)%	5,493	22%
Total interest expense	53,522	50,133	7%	30,342	76%

Net interest income before provision for loan losses	119,608	121,893	(2)%	120,068	—%
Provision for loan losses	3,000	2,800	7%	2,500	20%
Net interest income after provision for loan losses	116,608	119,093	(2)%	117,568	(1)%

Noninterest income:
Service fees on deposit accounts	4,317	4,568	(5)%	4,801	(10)%
Net gains on sales of SBA loans	—	447	(100)%	3,450	(100)%
Net gains on sales of other loans	741	381	94%	1,196	(38)%
Other income and fees	6,364	6,218	2%	10,403	(39)%
Total noninterest income	11,422	11,614	(2)%	19,850	(42)%

Noninterest expense:
Salaries and employee benefits	40,429	36,594	10%	39,385	3%
Occupancy	7,677	7,877	(3)%	7,239	6%
Furniture and equipment	3,446	3,448	—%	3,721	(7)%
Advertising and marketing	2,062	2,392	(14)%	2,299	(10)%
Data processing and communications	2,956	3,650	(19)%	3,495	(15)%
Professional fees	5,380	4,756	13%	3,106	73%
FDIC assessment	1,551	1,406	10%	1,767	(12)%
Credit related expenses	678	507	34%	772	(12)%
Other real estate owned (“OREO”) expense, net	(152)	302	N/A	(104)	46%
Branch restructuring costs	—	1,674	(100)%	—	—%
Other	6,806	7,583	(10)%	6,773	—%
Total noninterest expense	70,833	70,189	1%	68,453	3%
Income before income taxes	57,197	60,518	(5)%	68,965	(17)%
Income tax provision	14,439	16,069	(10)%	17,733	(19)%
Net income	$42,758	$44,449	(4)%	$51,232	(17)%

Earnings Per Common Share:
Basic	$0.34	$0.35		$0.38
Diluted	$0.34	$0.35		$0.38

Average Shares Outstanding:
Basic	126,640,464	128,115,170		135,518,705
Diluted	126,819,672	128,261,998		135,815,262

Table Page 2

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

	For the Three Months Ended (Annualized)
Profitability measures:	3/31/2019	12/31/2018	3/31/2018
ROA	1.12%	1.17%	1.44%
ROE	8.91%	9.42%	10.61%
Return on average tangible equity [1]	11.86%	12.62%	14.13%
Net interest margin	3.39%	3.41%	3.66%
Efficiency ratio	54.06%	52.57%	48.92%
Noninterest expense / average assets	1.85%	1.85%	1.93%

[1] Average tangible equity is calculated by subtracting average goodwill and average core deposit intangible assets from average stockholders’ equity. This is a non-GAAP measure that we believe provides investors with information that is useful in understanding our financial performance and position.

	Three Months Ended
Pre-tax acquisition accounting adjustments and merger-related expenses:	3/31/2019	12/31/2018	3/31/2018
Accretion on purchased non-impaired loans	$2,166	$2,360	$3,197
Accretion on purchased credit-impaired loans	5,833	4,867	5,772
Amortization of premium on low income housing tax credits	(76)	(84)	(84)
Amortization of premium on acquired FHLB borrowings	1,280	357	347
Accretion of discount on acquired subordinated debt	(273)	(272)	(264)
Amortization of premium on acquired time deposits and savings	—	—	1
Amortization of core deposit intangibles	(557)	(615)	(615)
Total acquisition accounting adjustments	8,373	6,613	8,354
Merger-related expenses	—	—	7
Total	$8,373	$6,613	$8,361

Table Page 3

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

	Three Months Ended
	3/31/2019			12/31/2018			3/31/2018
		Interest	Annualized		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
INTEREST EARNING ASSETS:
Loans, including loans held for sale	$12,088,169	$158,136	5.31%	$11,935,109	$156,606	5.21%	$11,095,864	$137,943	5.04%
Securities available for sale	1,827,612	12,319	2.73%	1,835,218	12,385	2.68%	1,673,122	10,101	2.45%
FHLB stock and other investments	405,660	2,675	2.68%	431,901	3,035	2.79%	517,572	2,366	1.85%
Total interest earning assets	$14,321,441	$173,130	4.90%	$14,202,228	$172,026	4.81%	$13,286,558	$150,410	4.59%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest bearing	$3,042,524	$12,987	1.73%	$3,127,598	$12,425	1.58%	$3,402,760	$8,864	1.06%
Savings	223,531	565	1.03%	225,746	537	0.94%	236,216	424	0.73%
Time deposits	5,936,842	33,295	2.27%	5,626,355	29,515	2.08%	4,525,813	15,561	1.39%
Total interest bearing deposits	9,202,897	46,847	2.06%	8,979,699	42,477	1.88%	8,164,789	24,849	1.23%
FHLB advances	810,857	2,614	1.31%	824,995	3,674	1.77%	974,071	4,069	1.69%
Convertible debt	194,969	2,298	4.71%	193,749	2,299	4.64%	—	—	—%
Subordinated debentures	98,126	1,763	7.19%	97,856	1,683	6.73%	97,049	1,424	5.87%
Total interest bearing liabilities	10,306,849	$53,522	2.11%	10,096,299	$50,133	1.97%	9,235,909	$30,342	1.33%
Noninterest bearing demand deposits	2,886,746			3,018,672			2,941,577
Total funding liabilities/cost of funds	$13,193,595		1.65%	$13,114,971		1.52%	$12,177,486		1.01%
Net interest income/net interest spread		$119,608	2.79%		$121,893	2.84%		$120,068	3.26%
Net interest margin			3.39%			3.41%			3.66%

Cost of deposits:
Noninterest bearing demand deposits	$2,886,746	$—	—%	$3,018,672	$—	—%	$2,941,577	$—	—%
Interest bearing deposits	9,202,897	46,847	2.06%	8,979,699	42,477	1.88%	8,164,789	24,849	1.23%
Total deposits	$12,089,643	$46,847	1.57%	$11,998,371	$42,477	1.40%	$11,106,366	$24,849	0.91%

Table Page 4

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

	Three Months Ended
AVERAGE BALANCES:	3/31/2019	12/31/2018	% change	3/31/2018	% change
Loans receivable, including loans held for sale	$12,088,169	$11,935,109	1%	$11,095,864	9%
Investments	2,233,272	2,267,119	(1)%	2,190,694	2%
Interest earning assets	14,321,441	14,202,228	1%	13,286,558	8%
Total assets	15,290,338	15,152,946	1%	14,214,250	8%

Interest bearing deposits	9,202,897	8,979,699	2%	8,164,789	13%
Interest bearing liabilities	10,306,849	10,096,299	2%	9,235,909	12%
Noninterest bearing demand deposits	2,886,746	3,018,672	(4)%	2,941,577	(2)%
Stockholders’ equity	1,920,492	1,888,053	2%	1,931,290	(1)%
Net interest earning assets	4,014,592	4,105,929	(2)%	4,050,649	(1)%

LOAN PORTFOLIO COMPOSITION:	3/31/2019	12/31/2018	% change	3/31/2018	% change
Commercial loans	$2,330,697	$2,324,820	—%	$2,007,686	16%
Real estate loans	8,715,834	8,721,600	—%	8,529,153	2%
Consumer and other loans	1,007,067	1,051,486	(4)%	755,621	33%
Loans outstanding	12,053,598	12,097,906	—%	11,292,460	7%
Unamortized deferred loan fees - net of costs	406	209	94%	23	1,665%
Loans, net of deferred loan fees and costs	12,054,004	12,098,115	—%	11,292,483	7%
Allowance for loan losses	(94,217)	(92,557)	2%	(86,461)	9%
Loan receivable, net	$11,959,787	$12,005,558	—%	$11,206,022	7%

REAL ESTATE LOANS BY PROPERTY TYPE:	3/31/2019	12/31/2018	% change	3/31/2018	% change
Retail buildings	$2,345,411	$2,379,589	(1)%	$2,342,086	—%
Hotels/motels	1,692,193	1,694,696	—%	1,637,416	3%
Gas stations/car washes	964,706	980,619	(2)%	978,454	(1)%
Mixed-use facilities	746,288	698,779	7%	651,473	15%
Warehouses	951,141	966,413	(2)%	934,389	2%
Multifamily	460,514	453,555	2%	445,930	3%
Other	1,555,581	1,547,949	—%	1,539,405	1%
Total	$8,715,834	$8,721,600	—%	$8,529,153	2%

DEPOSIT COMPOSITION	3/31/2019	12/31/2018	% change	3/31/2018	% change
Noninterest bearing demand deposits	$2,948,751	$3,022,633	(2)%	$3,048,181	(3)%
Money market and other	3,086,920	3,036,653	2%	3,454,660	(11)%
Saving deposits	223,562	225,746	(1)%	233,014	(4)%
Time deposits	5,989,963	5,870,624	2%	4,774,714	25%
Total deposit balances	$12,249,196	$12,155,656	1%	$11,510,569	6%

DEPOSIT COMPOSITION (%)	3/31/2019	12/31/2018		3/31/2018
Noninterest bearing demand deposits	24.1%	24.9%		26.5%
Money market and other	25.2%	25.0%		30.0%
Saving deposits	1.8%	1.8%		2.0%
Time deposits	48.9%	48.3%		41.5%
Total deposit balances	100.0%	100.0%		100.0%

Table Page 5

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share and per share data)

CAPITAL RATIOS:	3/31/2019	12/31/2018	3/31/2018
Total stockholders’ equity	$1,946,211	$1,903,211	$1,945,333
Common Equity Tier 1 ratio	11.60%	11.44%	12.35%
Tier 1 risk-based capital ratio	12.36%	12.21%	13.15%
Total risk-based capital ratio	13.10%	12.94%	13.86%
Tier 1 leverage ratio	10.66%	10.55%	11.61%
Total risk weighted assets	$12,813,576	$12,748,658	$12,172,708
Book value per common share	$15.37	$15.03	$14.35
Tangible common equity to tangible assets [1]	9.84%	9.61%	10.44%
Tangible common equity per share [1]	$11.59	$11.25	$10.81

[1] Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and core deposit intangible assets, net divided by total assets less goodwill and core deposit intangible assets, net. Management reviews tangible common equity to tangible assets in evaluating the Company’s capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital.

Reconciliation of GAAP financial measures to non-GAAP financial measures:
	Three Months Ended
	3/31/2019	12/31/2018	3/31/2018
TANGIBLE COMMON EQUITY
Total stockholders’ equity	$1,946,211	$1,903,211	$1,945,333
Less: Goodwill and core deposit intangible assets, net	(477,954)	(478,511)	(480,357)
Tangible common equity	$1,468,257	$1,424,700	$1,464,976

Total assets	$15,398,669	$15,305,952	$14,507,126
Less: Goodwill and core deposit intangible assets, net	(477,954)	(478,511)	(480,357)
Tangible assets	$14,920,715	$14,827,441	$14,026,769

Common shares outstanding	126,635,584	126,639,912	135,516,119

Tangible common equity to tangible assets	9.84%	9.61%	10.44%
Tangible common equity per share	$11.59	$11.25	$10.81

Table Page 6

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share and per share data)

	Three Months Ended
ALLOWANCE FOR LOAN LOSSES CHANGES:	3/31/2019	12/31/2018	9/30/2018	6/30/2018	3/31/2018
Balance at beginning of period	$92,557	$90,629	$89,881	$86,461	$84,541
Provision for loan losses	2,122	2,800	7,300	2,300	2,500
Recoveries	1,292	805	315	2,383	488
Charge offs	(1,754)	(1,677)	(6,867)	(1,263)	(1,068)
Balance at end of period	$94,217	$92,557	$90,629	$89,881	$86,461
Net charge offs (recoveries)/average loans receivable (annualized)	0.02%	0.03%	0.22%	(0.04)%	0.02%

	Three Months Ended
ALLOWANCE FOR LOAN LOSSES COMPOSITION:	3/31/2019	12/31/2018	9/30/2018	6/30/2018	3/31/2018
Legacy loans [1]	$80,953	$78,259	$75,364	$76,048	$72,065
Purchased non-impaired loans [2]	2,948	2,135	2,411	2,467	2,581
Purchased credit-impaired loans [2]	10,316	12,163	12,854	11,366	11,815
Total allowance for loan losses	$94,217	$92,557	$90,629	$89,881	$86,461

[1] Legacy loans include loans originated by the Bank’s predecessor banks, loans originated by Bank of Hope and loans that were acquired that have been refinanced as new loans.
[2] Purchased loans were marked to fair value at acquisition date, and the allowance for loan losses reflects provisions for credit deterioration since the acquisition date.

	Three Months Ended
NET CHARGED OFF (RECOVERED) LOANS BY TYPE:	3/31/2019	12/31/2018	9/30/2018	6/30/2018	3/31/2018
Real estate loans	$(1,067)	$123	$6,004	$(390)	$(37)
Commercial loans	1,250	436	230	(949)	291
Consumer loans	279	313	318	219	326
Total net charge offs (recoveries)	$462	$872	$6,552	$(1,120)	$580

Table Page 7

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

NONPERFORMING ASSETS	3/31/2019	12/31/2018	9/30/2018	6/30/2018	3/31/2018
Loans on nonaccrual status [3]	$86,637	$53,286	$56,299	$68,226	$68,152
Delinquent loans 90 days or more on accrual status [4]	387	1,529	401	3,030	1,894
Accruing troubled debt restructured loans	45,204	50,410	52,521	49,219	59,596
Total nonperforming loans	132,228	105,225	109,221	120,475	129,642
Other real estate owned	6,258	7,754	8,981	8,656	8,261
Total nonperforming assets	$138,486	$112,979	$118,202	$129,131	$137,903
Nonperforming assets/total assets	0.90%	0.74%	0.78%	0.87%	0.95%
Nonperforming assets/loans receivable & OREO	1.15%	0.93%	0.99%	1.11%	1.22%
Nonperforming assets/total capital	7.12%	5.94%	6.21%	6.78%	7.09%
Nonperforming loans/loans receivable	1.10%	0.87%	0.92%	1.03%	1.15%
Nonaccrual loans/loans receivable	0.72%	0.44%	0.47%	0.58%	0.60%
Allowance for loan losses/loans receivable	0.78%	0.77%	0.76%	0.77%	0.77%
Allowance for loan losses/nonaccrual loans	108.75%	173.70%	160.98%	131.74%	126.86%
Allowance for loan losses/nonperforming loans	71.25%	87.96%	82.98%	74.61%	66.69%
Allowance for loan losses/nonperforming assets	68.03%	81.92%	76.67%	69.60%	62.70%

[3]    Excludes delinquent SBA loans that are guaranteed and currently in liquidation totaling $30.5 million, $29.2 million, $23.1 million, $26.0 million, and $21.9 million at March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018, and March 31, 2018, respectively.

[4]    Excludes purchased credit impaired loans that are delinquent 90 or more days totaling $18.4 million, $14.1 million, $16.6 million, $17.8 million, and $17.0 million at March 31, 2019. December 31, 2018, September 30, 2018, June 30, 2018, and March 31, 2018, respectively.

BREAKDOWN OF ACCRUING TROUBLED DEBT RESTRUCTURED LOANS:	3/31/2019	12/31/2018	9/30/2018	6/30/2018	3/31/2018
Retail buildings	$2,965	$3,085	$3,112	$3,138	$8,034
Hotels/motels	—	—	—	—	1,265
Gas stations/car washes	255	267	—	—	—
Mixed-use facilities	3,254	5,956	5,994	6,026	2,852
Warehouses	11,315	7,188	7,219	7,462	7,615
Other [5]	27,415	33,914	36,196	32,593	39,830
Total	$45,204	$50,410	$52,521	$49,219	$59,596

[5] Includes commercial business and other loans

ACCRUING DELINQUENT LOANS 30-89 DAYS PAST DUE	3/31/2019	12/31/2018	9/30/2018	6/30/2018	3/31/2018
Legacy
30 - 59 days	$30,971	$23,846	$26,872	$11,872	$22,126
60 - 89 days	1,227	218	2,773	8,542	2,102
Total	$32,198	$24,064	$29,645	$20,414	$24,228

Acquired
30 - 59 days	$2,717	$1,094	$5,240	$5,911	$9,158
60 - 89 days	—	406	18	124	1,011
Total	$2,717	$1,500	$5,258	$6,035	$10,169

Total accruing delinquent loans 30-89 days past due	$34,915	$25,564	$34,903	$26,449	$34,397

Table Page 8

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

ACCRUING DELINQUENT LOANS 30-89 DAYS PAST DUE BY TYPE	3/31/2019	12/31/2018	9/30/2018	6/30/2018	3/31/2018
Legacy
Real estate loans	$12,324	$2,352	$13,275	$10,153	$12,272
Commercial loans	2,711	5,159	986	7,380	1,994
Consumer loans	17,163	16,553	15,384	2,881	9,962
Total	$32,198	$24,064	$29,645	$20,414	$24,228

Acquired
Real estate loans	$1,371	$905	$4,703	$4,849	$7,537
Commercial loans	374	595	555	338	2,280
Consumer loans	972	—	—	848	352
Total	$2,717	$1,500	$5,258	$6,035	$10,169

Total accruing delinquent loans 30-89 days past due	$34,915	$25,564	$34,903	$26,449	$34,397

NONACCRUAL LOANS BY TYPE	3/31/2019	12/31/2018	9/30/2018	6/30/2018	3/31/2018
Real estate loans	$58,030	$33,719	$35,614	$34,537	$37,093
Commercial loans	27,042	18,128	19,119	31,250	29,446
Consumer loans	1,565	1,439	1,566	2,439	1,613
Total nonaccrual loans	$86,637	$53,286	$56,299	$68,226	$68,152

CRITICIZED LOANS	3/31/2019	12/31/2018	9/30/2018	6/30/2018	3/31/2018
Legacy
Special mention	$154,671	$121,622	$177,563	$101,435	$140,588
Substandard	223,511	193,494	171,767	191,787	180,631
Doubtful	—	—	429	5,852	108
Loss	351	—	1	—	—
Total criticized loans - legacy	$378,533	$315,116	$351,920	$299,074	$321,327

Acquired
Special mention	$50,702	$41,467	$38,023	$38,059	$55,494
Substandard	129,122	124,421	130,078	159,613	163,429
Doubtful	218	377	444	419	477
Loss	—	35	—	—	3
Total criticized loans - acquired	$180,042	$166,300	$168,545	$198,091	$219,403

Total criticized loans	$558,575	$481,416	$520,465	$497,165	$540,730

Table Page 9